NEWS RELEASE


Star Technologies, Inc.
1151A Seven Locks Road
Potomac, MD  20854

CONTACT:
Helen Ryan
(703) 264-3371

FOR IMMEDIATE RELEASE


STAR ANNUAL MEETING RESCHEDULED FOR SEPTEMBER

Company to Hold Year in Review Meeting on June 21 as Scheduled

POTOMAC, Md., June 15, 1999 -- The June 21 Annual Shareholders Meeting of Star Technologies, Inc. (OTCBB: STRR) has been rescheduled for
September 1999. With no significant shareholder actions on the agenda, Star company executives felt it was prudent to postpone the meeting and the costly proxy mailing for approximately three months.

"However, we did not want to disappoint shareholders who had made plans to attend the meeting," said Robert C. Compton, CEO and President of Star Technologies. "As a result, we will hold a Year in Review meeting as scheduled on June 21. At this meeting, we will also preview new product and
service opportunities."   The June 21 meeting is scheduled for 5 p.m. at the
Best Western Washington Gateway, Rockville, Maryland.

Notice of the rescheduled 1999 Annual Meeting and Proxy Statement and the Annual Report on Form 10-K will be mailed to all shareholders in advance of the September meeting. These reports, as filed with the Securities and Exchange Commission, are available upon request by contacting the company at
(301) 315-0240.

Star Technologies, Inc. is a provider of high-quality products and services for government and commercial users worldwide involved in data capture, image capture and document imaging. Star's PowerScan subsidiary designs, develops and supplies a complete line of image and object capture and processing software. Star also offers a wide range of outsourcing data entry and document imaging services through its Curran Data Technologies subsidiary based in Indianapolis, IN. Star is headquartered at 1151A Seven Locks Road, Potomac, MD, 20854. Telephone: (301) 315-0240. E-mail: starinfo@strrtech.com.
Internet: www.strrtech.com.

                                    #  #  #